UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number  000-51950

Cornerstone Bancorp
(Exact name of registrant as specified in its charter)

1670 East Main Street, Easley, South Carolina 29640 Telephone (864) 306-1444
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Common Stock
(Title of each class of securities covered by this Form)

N/A
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)                       [X]                   Registrant is a bank holding company and the class of securities
Rule 12g-4(a)(2)                       [   ]                    as to which this certification applies is held of record by fewer
Rule 12h-3(b)(1)(i)                   [X ]                   than 1,200 persons.  See Sections 12(g)(4) and 15(d) of the
Rule 12h-3(b)(1)(ii)                   [   ]                    Securities Exchange Act of 1934.
Rule 15d-6                                  [X ]

Approximate number of holders of record as of the certification or notice date:                  573

Pursuant to the requirements of the Securities Exchange Act of 1934 Cornerstone Bancorp has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: April 13, 2012_______________     By:   s/J. Rodger Anthony
J. Rodger Anthony,  President

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.